Exhibit 10.3

Restated April 24, 2019

INGEVITY CORPORATION
Restated Non-Employee Director Compensation Policy

1.
General. The Non-Employee Director Compensation Policy (the “Policy”) as set forth herein provides for the compensation payable to the non-employee directors of Ingevity Corporation (the “Company”) certain elements of which were previously approved by the Company’s Board of Directors by Unanimous Written Consent on May 15, 2016, and ratified by the Compensation Committee of the Board of Directors of the Company on May 27, 2016. Capitalized but undefined terms used herein shall have the meanings provided for in the Ingevity Corporation 2016 Omnibus Incentive Plan or, as applicable, in any successor equity compensation plan approved by the shareholders of the Company (the “Plan”).

2.
Annual Retainer and Other Compensation. Each member of the Board who is not or has not been employed by the Company or one of its subsidiaries (a “Non-Employee Director”) shall be entitled to an annual retainer as follows:

a.
The annual retainer fee for service on the Board shall be $85,000 (such amount the “Annual Retainer”) with $85,000 of the Annual Retainer payable at the Non-Employee’s direction 100% in either (i) fully vested deferred stock units (“DSUs”) (valued based on the Fair Market Value of the Common Stock on the date of grant) or (ii) cash. If no election is made, the Annual Retainer will be paid 100% in cash.

b.
The annual retainer fee for service as the Chair of the Board of Directors shall be $85,000, the annual retainer fee for service as the Chair of the Audit Committee shall be $20,000, the annual retainer fee for service as the Chair of the Compensation Committee shall be $15,000, and the annual retainer fee for service as the Chair of the Nominating and Governance Committee shall be $12,000 (“Other Compensation”). Other Compensation is payable at the Non-Employee’s direction 100% in either (i) fully vested DSUs (valued based on the Fair Market Value of the Common Stock on the date of grant or (ii) cash. If no election is made, the Other Compensation will be paid 100% in cash.

3.
Timing of Payment of Annual Retainer and Other Compensation. The Annual Retainer and Other Compensation payable are intended to cover service from one annual meeting of the shareholders to the next and, unless a deferral election is made as provided below, shall be paid quarterly in advance on the first business day of each calendar quarter, without any requirement of additional Board action in connection therewith.

4.
Annual Stock Award. Each Non-Employee Director shall also be entitled to receive an annual stock award under the Plan in the form of Restricted Stock Units (or “RSUs”) valued at $95,000 as of the close of business on the date of grant. RSUs are granted as of the next business day after the date of the Company’s annual shareholders meeting, without any requirement of additional Board action in connection therewith, and will vest on the first anniversary of the grant date. The RSUs shall be granted pursuant to terms and conditions set forth in a written agreement or form approved by the Compensation Committee of the Board. Unless a deferral election is made as provided below, the RSUs will be distributed in actual shares of Common Stock within thirty (30) days of vesting.

5.
Pro-ration. A new (or terminating) Non-Employee Director who commences service after the annual meeting of shareholders (or who retires before the next annual meeting) shall be entitled to a pro-rated Annual Retainer, Other Compensation, if applicable, and annual RSU, all on the same basis as is then currently payable to Non-Employee Directors generally under the terms of this Policy as in effect on the date that the Non-Employee Director’s service commences or terminates (as applicable). Pro-ration shall be as of the first day of the calendar quarter in which service by a director commences in the case of new Non-Employee Directors, and as of the last day of the calendar quarter in which service by a director terminates in the case of terminating Non-Employee Directors. The grant date of any pro-rated RSUs granted to a new Non-Employee Director hereunder shall be the first business day after the date that the Non-Employee Director’s service on the Board commences, and such RSUs shall be valued as of the close of business on the grant date. Any such pro-rated RSUs shall be granted under the Plan without any requirement of additional Board action in connection therewith and pursuant to terms and conditions set forth in the same grant form or agreement as with the annual stock award.

6.
Deferral Election. A Non-Employee Director may elect to receive DSUs in lieu of (i) his or her Annual Retainer, (ii) Other Compensation, and (iii) RSUs. Any DSUs that relate to a Non-Employee Director’s Annual Retainer, Other Compensation or RSUs shall be subject to the same vesting provisions as set forth in Section 2 above, or as set forth in the award terms and conditions. If the Non-Employee Director elects to receive DSUs, the units will be credited to a bookkeeping account under the Company’s Non-Employee Director Deferred Compensation Plan, where each unit will be equivalent in value to one share of Common Stock, and the units will not be distributed in actual shares of Common Stock, until the Non-Employee Director terminates his service from the Board, except as otherwise provided for in the award terms or the Plan.

7.	Effect of Other Plan Provisions. All of the provisions of the Plan shall apply to the Awards granted automatically pursuant to this Policy.

8.
Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Compensation Committee of the Board in the future at its sole discretion. Without limiting the generality of the foregoing, the Board or the Compensation Committee hereby expressly reserves the authority to terminate this Policy during any year up and until the election of directors at a given annual meeting of shareholders.

2